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     The following article appeared in The Chronicle-Telegram in Lorain, Ohio on March 12, 2008. The Company is filing this Schedule 14A in the event the article is deemed to be solicitation material. However, the filing of this Schedule 14A is not an admission by the Company that the article is solicitation material. The Company disclaims any responsibility for any statements made in the article other than those made by Mr. Klimas.
Lorain National Bank faces internal turmoil
Lisa Roberson The Chronicle-Telegram
LORAIN — While the outward financial dealings of Lorain National Bank — the deposits, withdrawals and transactions customers make daily — continue without pause, the internal components of the financial establishment will be put to the test next week.
At that time, LNB shareholders will have to choose whether to support the bank’s current leadership or side with a dissident shareholder who wishes to oust current board members in what some are calling a masked attempt at a takeover.
It’s a showdown that has been brewing for months.
The shareholders will vote Tuesday; the results will not be known for at least a week while an independent third party validates the vote.
However, Bank President Dan Klimas, who strongly defends the bank’s performance, said shareholders should recognize that voting for the latter would, in essence, hand over control of the bank to Lake County businessman and banker Richard M. Osborne.
Osborne, whose AMG Investments LLC owns a little more than 8 percent of bank stock, called for the meeting to give shareholders an opportunity to vote out the majority of current board members and reduce the board’s size.
Osborne previously said that his concern is all about how the bank is being run. He described the current management as terrible, and said it has a “terrible track record.”
As a result, at the upcoming meeting, Osborne will call for all LNB directors except for — Daniel Batista, J. Martin Erbaugh and Lee Howley — to be replaced, and the number of directors reduced from 13 to nine. Osborne would then recommend that three AMB board nominees, including himself, assume board responsibilities.
Osborne also takes issue with the number of loans — totaling nearly $25 million — that LNB has made to officers, directors and affiliates, a new accounting program LNB recently implemented and the fact that a required filing to the U.S. Securities and Exchange Commission has not been sent.
Klimas dismissed all three as non-issues.

“The issues that are being put on the table are not true issues but are being brought up to raise concerns that are not there,” he said. “But we will continue to devote time, money and energy to defending our actions on behalf of the bank. We don’t understand why it would be in the best interest of our shareholders to turn the board over to a group that says they will figure it out once they get there.”
Klimas acknowledges that the last few years have not been the best for the financial establishment that got its start in 1905 with just one small Lorain branch. Stock prices have dropped roughly 26 percent over the last three years and net income saw a double-digit decrease.
However, with a clear plan for the future — something Klimas said Osborne is lacking — he believes LNB is in a position to remain competitive well into the future. Klimas began with LNB more than three years ago and said that soon after, he worked with bank executives to craft a three-tiered plan for the future that includes growing local market share, expanding into neighboring counties and acquiring other banks.
When balanced against those three goals, LNB is moving forward, Klimas said.
Locally, LNB has a market share of 19 percent, second only to Akron-based FirstMerit Bank. In 2007, 57 percent of new commercial business was generated outside of Lorain County, and in January of that year, LNB purchased Hudson’s Morgan Bancorp Inc., which allowed the bank to branch out into Portage and Summit counties.
In addition, while Lorain’s Kansas Avenue branch has closed, two new branches in Chestnut Commons and North Ridgeville recently opened.
Contact Lisa Roberson at 329-7121 or lroberson@chroniclet.com.